Exhibit No. 11

Armstrong World Industries, Inc. and Subsidiaries

Computation of Earnings Per Share

(amounts in millions, except per share data)

	2017	2016	2015
Basic earnings per share from continuing operations
Earnings from continuing operations	$220.6	$99.3	$57.9
Earnings allocated to participating non-vested share awards	(0.7)	(0.3)	(0.2)
Earnings from continuing operations attributable to common shares	$219.9	$99.0	$57.7

Basic weighted average number of common shares outstanding	53.3	55.4	55.5

Basic earnings per share from continuing operations	$4.12	$1.79	$1.04

Diluted earnings per share from continuing operations
Earnings from continuing operations	$220.6	$99.3	$57.9
Earnings allocated to participating non-vested share awards	(0.7)	(0.3)	(0.2)
Earnings from continuing operations attributable to common shares	$219.9	$99.0	$57.7

Basic weighted average number of common shares outstanding	53.3	55.4	55.5
Dilutive effect of common stock equivalents	0.6	0.3	0.4
Diluted weighted average number of common shares outstanding	53.9	55.7	55.9

Diluted earnings per share from continuing operations	$4.08	$1.78	$1.03